                                  EXHIBIT 2.2
                                  -----------

                            ASSET PURCHASE AGREEMENT

                            ASSET PURCHASE AGREEMENT

                                     AMONG


                               SSE TELECOM, INC.
                             A DELAWARE CORPORATION


                               SSE DATACOM, INC.
                             A DELAWARE CORPORATION


                           THE FAIRCHILD CORPORATION
                             A DELAWARE CORPORATION


                           FAIRCHILD DATA CORPORATION
                             A DELAWARE CORPORATION


                                VSI CORPORATION
                             A DELAWARE CORPORATION

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

1.   Definitions and Schedules..............................................   1
     -------------------------

     1.01   Definitions.....................................................   1
     1.02   Schedules.......................................................   6

2.   Sale and Purchase of Assets; Liabilities
     ----------------------------------------
          Assumed...........................................................   6
          -------

     2.01   Acquired Assets.................................................   6
     2.02   Retained Assets.................................................   7
     2.03   Contracts in Process............................................   8
     2.04   Assumed Liabilities.............................................   9
     2.05   Excluded Liabilities............................................   9
     2.06   Name and Logo License...........................................  10

3.   Purchase Price and Payment.............................................  11
     --------------------------

     3.01   Purchase Price..................................................  11
     3.02   Cash Portion....................................................  11
     3.03   SSET Securities.................................................  11
     3.04   Assumption of Assumed Liabilities...............................  12
     3.05   Closing Balance Sheet...........................................  12
     3.06   Acquisition Date Balance Sheet..................................  13
     3.07   Payment of the Deferred Amount..................................  13

4.   Representations and Warranties of the Seller
     --------------------------------------------
          and Shareholder...................................................  13
          ---------------

     4.01   Organization; Corporate Power;
                Qualification...............................................  13
     4.02   Authorization...................................................  13
     4.03   Financial Statements............................................  14
     4.04   Events Subsequent to Most Recent
                Fiscal Year End.............................................  14
     4.05   [Intentionally Omitted].........................................  16
     4.06   Legal Compliance................................................  16
     4.07   Tax Matters.....................................................  17
     4.08   Real Property...................................................  17
     4.09   Intellectual Property...........................................  17
     4.10   Tangible Assets.................................................  18
     4.11   Inventory.......................................................  18
     4.12   Contracts.......................................................  18
     4.13   Notes and Accounts Receivable...................................  19
     4.14   Insurance.......................................................  19
     4.15   Litigation......................................................  20
     4.16   Product Warranty................................................  20
     4.17   Product Liability...............................................  20
     4.18   Employees.......................................................  21

                                    (i)

                                                                            Page
                                                                            ----
     4.19   Employee Benefits..............................................   21
     4.20   Environmental Health and Safety................................   22
     4.21   Brokers........................................................   22
     4.22   MISAT..........................................................   22
     4.23   Disclosure.....................................................   22
     4.24   Investment.....................................................   23

5.   Representations and Warranties of the Buyer and SSET..................   23
     ----------------------------------------------------

     5.01   Organization; Corporate Power;
                 Qualification.............................................   23
     5.02   Authorization..................................................   24
     5.03   Information Provided...........................................   24
     5.04   No Material Change.............................................   25
     5.05   Brokers........................................................   25
     5.06   Disclosure.....................................................   25

6.   Closing...............................................................   26
     -------

     6.01   The Closing....................................................   26
     6.02   Seller's Obligations at Closing................................   26
     6.03   Obligations of Buyer and SSET at Closing.......................   27
     6.04   Deliveries by the Parties......................................   28
     6.05   Supplemental Closing...........................................   28

7.   Adjustments to Purchase Price After the Closing.......................   28
     -----------------------------------------------

     7.01   Inventories....................................................   28
     7.02   Receivables....................................................   29
     7.03   Warranty Reserves..............................................   30
     7.04   Adjustment for Indemnification.................................   30
     7.05   Certain Expenses of Seller's Auditors..........................   31

8.   Conditions to Closing.................................................   31
     ---------------------

     8.01   Conditions to Obligation of the Buyer
                and SSET...................................................   31
     8.02   Conditions to Obligation of the Seller
                and Shareholder............................................   32

9.   Post-Closing Covenants................................................   33
     ----------------------

     9.01   Registration Rights in Respect to
                SSET Securities............................................   33
     9.02   Delivery by Seller of Certain
                Financial Statements and Documents.........................   33
     9.03   Further Assurances.............................................   33
     9.04   Books, Records and Information.................................   34
     9.05   Allocation of Purchase Price; Value of
                 Consideration.............................................   35
     9.06   Guarantees; Powers.............................................   35


                                      (ii)

                                                                            Page
                                                                            ----

10.  Performance Adjustment of Purchase Price and
     --------------------------------------------
         Distribution......................................................   36
         ------------

     10.01   Adjustment Shares and Guaranty Fund...........................   36
     10.02   Twelve Month Performance......................................   36
     10.03   Distribution of Adjustment Shares
                  and Guaranty Fund........................................   37
     10.04   Covenants of the Parties......................................   39

11.  Employment and Employee Benefits......................................   39
     --------------------------------

     11.01   Offer of Employment...........................................   39
     11.02   Allocation of Employee Benefit
                  Responsibilities.........................................   39
     11.03   Severance Payment Obligation..................................   40
     11.04   Workers' Compensation.........................................   40
     11.05   Employee Information..........................................   41
     11.06   Seller's Obligations Under Retirement
                  Plans....................................................   41

12.  Indemnification.......................................................   41
     ---------------

     12.01   Indemnification by Seller and
                  Shareholder..............................................   41
     12.02   Indemnification by Buyer......................................   43
     12.03   Survival of Representations, Warranties
                  and Indemnification......................................   43
     12.04   Defense of Claims; Payment....................................   44
     12.05   Direct Claims.................................................   45
     12.05   Limitations on Indemnification................................   46

13.  Termination; Remedy for Breach........................................   46
     ------------------------------

     13.01   Termination of Agreement......................................   46
     13.02   Effect of Termination.........................................   47

14.  Miscellaneous.........................................................   48
     -------------

     14.01   Notices.......................................................   48
     14.02   Headings; Construction........................................   49
     14.03   Bulk Sales....................................................   49
     14.04   Incorporation of Exhibits and Schedules.......................   49
     14.05   Entire Agreement..............................................   49
     14.06   Governing Law.................................................   49
     14.07   Press Releases and Public Announcements.......................   49
     14.08   Succession and Assignment.....................................   50
     14.09   Amendments and Waivers........................................   50
     14.10   Severability..................................................   50
     14.11   No Third Party Beneficiaries..................................   50
     14.12   Counterparts..................................................   50
     14.13   Apportionments................................................   50

                                     (iii)

EXHIBITS
- --------


     Exhibit A      Stock Purchase Warrant

     Exhibit B      Registration Rights Agreement

     Exhibit C      Sublease

     Exhibit D      Covenant and Agreement Not to Compete

                                     (iv)

                                   SCHEDULES
                                   ---------


2.01(d)        Tangible Personal Property of Seller

2.02(h)        All Contractual Relationships With and Liabilities Due From MISAT

2.03           Contracts in Process

4.03.1         Seller's Financial Statements for FY June 30, 1993

4.03.2         Seller's Financial Statements for FY June 30, 1994

4.03.3         Sellers' Financial Statements for FY June 30, 1995

4.03.4         Seller's Unaudited Balance Sheet for the Six Month
               Period Ended December 1995

4.04           Events Subsequent to Most Recent FYE

4.08(d)        Instruments or Agreements Comprising the Premises Lease

4.09(c) Products of Seller (Including Those Under Development) and Each Trade Name or Unregistered Trademark Used by Seller in Connection With Any of Its Businesses

4.12           Contracts of Seller

4.14           Insurance of Seller

4.15           Litigation of Seller

4.16 Copies of the Standard Terms and Conditions of Sale or Lease for the Seller

4.18           Employees of Seller to Terminate Employment After Closing

4.19           Seller's Employee Benefit Plans

4.22 Instrument or Agreements Reflecting Product Related Agreements Between MISAT and Seller

9.05           Allocation of Purchase Price

9.06           Seller Guarantees

11.01          Seller's Employees That Will Be Offered Employment by Buyer

                                      (v)

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This Asset Purchase Agreement (this "Agreement") is made and entered into as of the 28th day of January, 1996, by and among SSE TELECOM, INC., a Delaware corporation ("SSET"), SSE DATACOM, INC., a Delaware corporation which is wholly-owned by SSET (herein referred to as "Buyer"), THE FAIRCHILD CORPORATION, a Delaware corporation ("Fairchild"), FAIRCHILD DATA CORPORATION, a Delaware corporation ("Seller"), and VSI CORPORATION, a Delaware corporation, which is the sole shareholder of Seller and an indirect wholly-owned subsidiary of Fairchild ("VSI") (VSI and Fairchild are herein sometimes collectively referred to as "Shareholder"). SSET, Buyer, Seller, Fairchild and VSI are herein sometimes collectively referred to as "Parties, or individually as a "Party".


                                    RECITALS
                                    --------

     A. Seller is engaged in the engineering, manufacture and sale of products, principally modems, which are components in satellite earth stations, with its principal place of business in Phoenix, Arizona. SSET, through its wholly-owned subsidiary SSE Technologies Inc., is a satellite earth station component and system manufacturer, with its principal place of business in Fremont, California.

     B. SSET desires to acquire, through Buyer, substantially all of the assets of Seller, subject to certain liabilities, and to continue through Buyer all of the business conducted by Seller, and SSET has organized Buyer for the purpose and with the direction of so doing.

     C. Seller desires to sell substantially all of its assets to Buyer and to have Buyer assume certain of its liabilities pursuant to the terms of this Agreement.

     NOW, THEREFORE, it is agreed by and among the Parties hereto as follows:

     1.   DEFINITIONS AND SCHEDULES.
          -------------------------

          1.01 DEFINITIONS.  For purposes of this Agreement, except as otherwise
               -----------
expressly provided or unless the context otherwise requires, the following terms shall have the meanings set forth below:

               "Accredited Investor" has the meaning set forth in Regulation D
               ---------------------
promulgated under the Securities Act.


               "Acquisition Date Balance Sheet" means the balance sheet of
               --------------------------------
Seller as of the Effective Date to be prepared by Seller and certified by Seller's Auditors to be delivered in accordance with the provisions of Section 3.06.

               "Affiliate" has the meaning set forth in Rule 12b-2 of the
               -----------
regulations promulgated under the Securities Exchange Act.

               "Applicable Rate" means the corporate base rate of interest
               -----------------
announced from time to time by The Riggs National Bank of Washington, D.C. plus two percent per annum.

               "Basis" means any past or present fact, situation, circumstance,
               -------
status, condition, activity, practice, plan occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

               "Buyer" has the meaning set forth in the preface above.
               -------

               "Cash" means cash and cash equivalents (including marketable
               ------
securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

               "Closing" has the meaning set forth in Section 6.01 below.
               ---------

               "Closing Date" has the meaning set forth in Section 6.01 below.
               --------------

               "Code" means the Internal Revenue Code of 1986, as amended.
               ------

               "Common Stock" means the authorized capital stock of SSET,
               -------------
consisting of 10 million shares of common stock, par value $.01 per share.

               "Controlled Group of Corporations" has the meaning set forth in
               ----------------------------------
Code Section 1563.

               "Disclosure Schedules" means the schedules of Seller providing
               ----------------------
disclosures of Seller under Section 4, or the schedules of Buyer providing disclosures of Buyer under Section 5.

               "Effective Date" has the meaning set forth in Section 6.01 below.
               ----------------

               "Employee Benefit Plan" means any (a) nonqualified deferred
               -----------------------
compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any

Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

               "Employee Pension Benefit Plan" has the meaning set forth in
               -------------------------------
ERISA Section 3(2).

               "Employee Welfare Benefit Plan" has the meaning set forth in
               -------------------------------
ERISA Section 3(l).

               "Environmental, Health, and Safety Laws" means the Comprehensive
               ----------------------------------------
Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

               "ERISA" means the Employee Retirement Income Security Act of
               -------
1974, as amended.

               "Excluded Liabilities" has the meaning set forth in Section 2.05
               ----------------------
below.

               "Extremely Hazardous Substance" has the meaning set forth in
               ------------------------------
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

               "Financial Statements" has the meaning set forth in Section 4.03
               ----------------------
below.

               "GAAP" means United States generally accepted accounting
               ------
principles as in effect from time to time.

               "Guaranty Fund" has the meaning set forth in Section 10.01(b)
               ---------------
below.

               "Knowledge" means actual knowledge (after reasonable
               -----------
investigation).

               "Liability" means any liability (whether known or unknown,
               -----------
whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation,
(i) any Liability for Taxes; and (ii) any Liability under contractual obligations.

               "Market Price" means the average of the closing price for shares
               --------------
of SSET Common Stock as published by NASDAQ for the 10 trading days immediately preceding the day as to which any such determination of Market Price is to be made.

               "MISAT" means MISAT, Ltd., an Israeli corporation.
               -------

               "Most Recent Balance Sheet" means the balance sheet contained
               ---------------------------
within the Most Recent Financial Statements.

               "Most Recent Fiscal Month End" has the meaning set forth in
               ------------------------------
Section 4.03 below.

               "Most Recent Fiscal Year End" has the meaning set forth in
               -----------------------------
Section 4.03 below.

               "Multiemployer Plan" has the meaning set forth in ERISA Section
               --------------------
3(37).

               "Ordinary Course of Business" means the ordinary course of
               -----------------------------
business consistent with past custom and practice (including with respect to quantity and frequency).

               "Person" means an individual, a partnership, a corporation, an
               --------
association, a limited company, a joint stock company, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

               "Premises Lease" means that certain lease dated August 2, 1985
               ----------------
between Seller and L.D. Hancock Co., and all amendments thereto through the date of this Agreement in respect to the property therein described, a portion of which said property is occupied by Seller as Seller's principal place of business.

               "Purchase Price" has the meaning set forth in Section 3.01 below.
               ----------------

               "Registration Rights" means the registration rights to be
               ---------------------
provided by SSET in respect to the SSET Securities pursuant to the Registration Rights Agreement which shall be substantially in the form annexed hereto as Exhibit B.

               "Retained Assets" has the meaning set forth in Section 2.02
               -----------------
below.

               "Securities Act" means the Securities Act of 1933, as amended.
               ----------------

               "Securities Exchange Act" means the Securities Exchange Act of
               -------------------------
1934, as amended.

               "Security Interest" means any mortgage, pledge, lien,
               -------------------
encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

               "Sublease" means the sublease agreement to be entered into
               ----------
between Buyer and Seller in respect to the premises therein described, being the premises where Buyer now conducts Buyer's business, said Sublease to be in the form annexed hereto as Exhibit C.

               "Subsidiary" means any corporation with respect to which a
               ------------
specified Person (or a subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

               "Seller" has the meaning set forth in the preface above.
               --------

               "Seller's Auditors" means the certified public accounting firm of
               -------------------
Arthur Andersen LLP regularly engaged by Fairchild as the auditor for Fairchild and its Subsidiaries.

               "SSET Securities" means the Common Stock of SSET and the Warrant
               -----------------
to be delivered by SSET as part of the Purchase Price.

               "Tax" and "Taxes" means any federal, state, local, or foreign
               -----------------
income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               "Tax Return" means any return, declaration, report, claim for
               ------------
refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Warrant" means the Stock Purchase Warrant to be issued by SSET, a
          ---------
copy of the form of such Warrant being annexed hereto as Exhibit A.

          1.02 SCHEDULES.  Schedules to this Agreement are identified by
               ---------
reference to the section or subsection in which the information to be set forth or disclosed in such schedule is first particularly described. Each of such schedules shall be initialed by a representative of Seller and a representative of Buyer.

     2.   SALE AND PURCHASE OF ASSETS; LIABILITIES ASSUMED.
          ------------------------------------------------

          2.01 ACQUIRED ASSETS.  Relying upon the representations and warranties
               ---------------
and subject to the terms and conditions contained herein, Seller agrees to sell, and Buyer agrees to purchase, the business of Seller as a going concern and all of the assets of Seller, as of the date of this Agreement, with only such changes as shall occur in the Ordinary Course of Business of Seller from the date hereof and until the Closing (as defined), such business and assets being hereinafter referred to as the "Acquired Assets" excluding, however, the Retained Assets as defined in Section 2.02. Acquired Assets means and includes all right, title and interest of Seller in and to all of the following:

               (a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof or rights thereto; (ii) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, excluding, however, the names "Fairchild Data" and the Fairchild logo; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith or rights thereto; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications); and (vi) all goodwill associated with any of the foregoing, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringement thereof and all rights to protection of interest therein under the laws of all jurisdictions (collectively, all of the foregoing the "Intellectual Property");

               (b) All customer and supplier lists, dealer and distributor lists, pricing and cost information, and business and marketing plans and proposals, all computer software (including data and related documentation), manuals, advertising and promotional materials, and all other proprietary rights;

               (c) All inventories of the Seller used or to be used in connection with Seller's business, including all inventories and materials used or to be used in the manufacture of finished products, work-in-process, finished products and materials, components, component parts, and subassemblies, and all other tangible property customarily used or to be used in the manufacture of finished products, or performing services;

               (d) All tangible personal property, such as machinery, tools, dies, appliances, benches, cabinets, automobiles, trucks, tractors, trailers, spare and replacement parts, molds, all expensed inventories and supplies or materials, engineering, manufacturing and administration furniture and equipment, removable fixtures, office furniture and equipment, and including the items of tangible personal property particularly described in the Schedule annexed hereto and identified by reference to this section;

               (e) All rights and interests of Seller under purchase orders, sales orders and other contracts, quotes, bids for contracts, contracts and orders in process, agreements, commitments, licenses and personal property leases, indentures, guarantees and other similar arrangements and rights thereunder;

               (f) Accounts, notes and other receivables, claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment;

               (g) Franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental authorities;

               (h) All other property and assets of the Seller of whatever nature and wherever situated, except, however, the Retained Assets; and

               (i) All of the books and records of Seller, or copies thereof, relating to the foregoing described properties of Seller.

          2.02 RETAINED ASSETS.  Excluded from the definition of Acquired
               ---------------
Assets, and therefore excluded from the sale hereunder, are all of the following assets and property of Seller (collectively, the "Retained Assets"):


               (a) The interest of Seller as lessee under the Premises Lease and any leasehold improvements or fixtures installed by Seller (but this provision shall not limit the rights and obligations of Buyer and Seller under the Sublease);

               (b) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, and other documents relating to the organization, maintenance and existence of the Seller as a corporation, and any other similar assets reflected on the Acquisition Date Balance Sheet;

               (c) All rights to any refund or credits for any Taxes of Seller for periods prior to the Closing Date;

               (d) All claims, causes of action, rights or refunds relating to or arising out of any of the Retained Assets or the Excluded Liabilities (as defined in Section 2.05);

               (e)  Cash;

               (f) The names "Fairchild" and "Fairchild Data" and the Fairchild logo;

               (g) All ownership interest held by Seller in MISAT;

               (h) All contractual relationships with MISAT and all Liabilities due from MISAT to Seller, except as otherwise set forth on Schedule 2.02(h) annexed hereto;

               (i) Seller's right to manufacture, sell, distribute, license or otherwise deal with KU Band RF products pursuant to the agreements with MISAT and the Bird Foundation, as identified in Schedule 4.22, and all related intellectual property associated therewith, except as otherwise set forth on
Schedule 2.02(h);

               (j) All insurance policies of Seller;

               (k) The Letter of Credit referenced in Schedule 4.12(c); and

               (l) The Collection Account Agreement and related lock box referenced in Schedule 4.12(c).

          2.03 CONTRACTS IN PROCESS.  On the Closing Date and concurrent with
               --------------------
Closing hereunder, Seller will transfer to Buyer the obligation to perform all contracts in process with respect to customers' orders relating to Seller's business listed on Schedule 2.03, as updated by Buyer and Seller through the Closing Date, and all of Seller's rights thereunder, and Buyer will agree to assume and fulfill, in accordance with their respective terms, all of such contracts in process, and shall receive all income therefrom, which transfer shall be without consideration other than the consideration of Seller's transfer of such contracts in process and Buyer's agreement to assume the liability for completion of such contracts in process. Buyer shall also assume the contracts listed on Schedule 2.03, as updated by Buyer and Seller through the Closing Date, between the Seller and third parties, where Seller is a purchaser of goods or services and such contracts relate to the business of Seller, provided that such contracts are assumable by their terms or with the contracting party's consent obtained. Any provision of this Agreement to the contrary notwithstanding, no order, contract or other agreement shall be deemed as assigned hereunder if such assignment would constitute a violation thereof, but Buyer and Seller shall use their best efforts to give economic effect to any of such contracts, orders or other agreements which may not be assigned by Seller and assumed by Buyer.

          2.04 ASSUMED LIABILITIES.  On the Closing Date, and relying upon the
               -------------------
representations and warranties of Seller and Shareholder and subject to the adjustment provisions of Section 7 and the indemnification provisions of Section 12.01, Buyer will assume all of the following liabilities (collectively, the "Assumed Liabilities") of the Seller:

               (a) All Liabilities of the Seller set forth on the Closing Balance Sheet (as hereafter defined), subject, however, to delivery of the Acquisition Date Balance Sheet (as hereafter defined), and then such Liability shall be adjusted to reflect only the Liabilities of the Seller set forth on the face of the Acquisition Date Balance Sheet (rather than in any notes thereto), but excluding the Excluded Liabilities as defined in Section 2.05 below;

               (b) All Liabilities and obligations of the Seller under the contracts assigned by Seller and assumed by Buyer under the provisions of
Section 2.03 above; and

               (c) All Liabilities and obligations of the Seller arising from the business of Seller prior to the Closing in respect to the following:

                    (i) The warranty obligations of Seller to its customers for products manufactured, sold and delivered by Seller prior to Closing; and

                    (ii) Any other Liability arising from the Ordinary Course of Business.

          2.05 EXCLUDED LIABILITIES.  Buyer shall not assume or otherwise be
               --------------------
liable for any of the following Liabilities or obligations of Seller (collectively, the "Excluded Liabilities"), and whether or not the same shall have been reflected on the Closing Balance Sheet or the Acquisition Date Balance Sheet:

               (a) Any Liability for Taxes attributable to any period prior to the Closing (but, Buyer's employees will prepare for Seller, without charge to Seller, state and local sales and use tax returns for current periods prior to Closing);

               (b) Any Liability under any Employee Benefit Plan which is in excess of the amount which is agreed to be assumed by Buyer and included in the Acquisition Date Balance Sheet;

               (c) Any Liability or obligation for the payment of any amount to Seller's Auditors for their services rendered or to be rendered and expenses advanced or incurred in connection with the preparation and delivery of the financial statements required to be delivered under the provisions of Section 9.02; and

               (d) All obligations under any Security Agreement or Guaranty posted by Seller to secure lines of credit to Fairchild and VSI;

               (e) All obligations under Seller's Employee Benefit Plans listed under Schedule 4.12(e) except as otherwise provided in Section 11.02;

               (f) Any Liability related to (i) the Super Technologies matter disclosed in Schedule 4.15 at Item 4, (ii) the Inteltrade/HTC purchase order identified in Schedule 4.12(c), including any obligation to Prodelin, and (iii) the agreement between Seller and Scientific-Atlanta disclosed in Schedule 4.09 at Item F.3; and

               (g) All other Liabilities of Seller not included within the definition of Assumed Liabilities.

          2.06 NAME AND LOGO LICENSE.  Effective as of the Closing Date and
               ---------------------
without any further instrument or consideration, Fairchild and Fairchild Data grant to the Buyer, for a period of three years from the Closing Date, a nontransferable license to use the name "Fairchild Data", together with all translations, adaptations, derivations and combinations thereof, but only in connection with the manufacturing, sales and marketing operations by Buyer of the business previously conducted by Seller. For a period of two years from the Closing Date, Fairchild and Seller grant and license to Buyer the right to use, in connection with the operations by Buyer of the business previously conducted by Seller, all trademarks, service marks, trade dress and logos used by Seller, but only in connection with the manufacturing, sales and marketing operations by Buyer of the business previously conducted by Seller.

     3.   PURCHASE PRICE AND PAYMENT.
          --------------------------

          3.01 PURCHASE PRICE.  The term "Purchase Price" as used in this
               --------------
Agreement shall mean the aggregate price to be paid by Buyer for the Acquired Assets, which shall consist of the Cash Portion (as defined in Section 3.02), the SSET Securities (as defined in Section 3.03), and the assumption of the Assumed Liabilities (in accordance with Section 3.04).

          3.02 CASH PORTION.  The Cash Portion shall be:
               ------------

               (a) $4,220,000.00 (the "Base Sum") adjusted as follows:

                    (i) the Base Sum shall be increased or decreased, as the case may be, by the amount, if any, by which the Adjusted Net Assets (as defined below) as of the Effective Date, as reflected on the Acquisition Date Balance Sheet (as defined below) varies from the sum of $3,750,000.00; and

                    (ii) decreased by the amount of the Adjusted Liabilities (as defined below) as of the Effective Date, as reflected on the Acquisition Date Balance Sheet, and less the amount, if any, of the Cash Adjustment (as defined below).

               (b) The phrase "Adjusted Net Assets" means the assets of Seller as reflected on the Acquisition Date Balance Sheet, less the amounts actually reflected on such balance sheet, if any, representing sums attributable to Retained Assets;

               (c) The phrase "Adjusted Liabilities" means the liabilities of the Seller as of the Effective Date and as reflected on the Acquisition Date Balance Sheet but only to the extent that such liabilities are included within the definition of Assumed Liabilities; and

               (d) If by application of the foregoing provisions of this Section
3.02 the Cash Portion of the Purchase Price required to be paid by Seller to Buyer would exceed $4,220,000.00, then Buyer may elect to pay such increase in the Cash Portion, in cash, or cause a further adjustment (the "Cash Adjustment") to be made in the Cash Portion by reassigning to Seller such of the accounts receivable of Seller, as specified by Seller (the "Reassigned Accounts Receivable"), as shall be necessary to reduce the Cash Portion of the Purchase Price to $4,220,000.00.

          3.03 SSET SECURITIES.  The SSET Securities to be delivered by Buyer to
               ---------------
Seller at Closing shall consist of:

               (a) 200,000 shares of SSET Common Stock, of which (i) 100,000 shall be represented by a single certificate, and (ii) 100,000 (the "Adjustment Shares") shall be represented by five certificates for 20,000 shares each, which certificates shall bear on their face a legend to the following effect:

     The shares represented by this certificate have been issued pursuant to the Asset Purchase Agreement ("Agreement") entered into by and among SSE TELECOM, INC. ("Company"), SSE DATACOM, INC., THE FAIRCHILD CORPORATION, FAIRCHILD DATA CORPORATION, and VSI CORPORATION, made and entered into effective January 28, 1996, and reference is hereby made to Section
     10 of such Agreement for certain provisions under which the shares will be required to be surrendered to the Company; and until the provisions of
     Section 10 have been complied with by the parties to such Agreement, the Company reserves the right to delay the transfer of the shares represented by this certificate.

When under the provisions of Section 10 there is no longer any requirement that any such Adjustment Shares shall be surrendered to Buyer, SSET will, on surrender of the certificates bearing the foregoing legend, replace any such certificates with new certificates not bearing the foregoing legend.

               (b) A Stock Purchase Warrant issued by SSET to Seller entitling the registered holder thereof to acquire 50,000 shares of Common Stock of SSET, exercisable at any time, in whole or in part, during the period commencing as of the Closing and ending three years hereafter, at an exercise price fixed at $2.00 per share above the Market Price (as defined) as of the Closing (the "Warrant"), said Warrant to be in the form annexed hereto as Exhibit A.

          3.04 ASSUMPTION OF ASSUMED LIABILITIES.  As part of the Purchase
               ---------------------------------
Price, Buyer shall, at and as of the Closing Date, assume the Assumed Liabilities, subject to the further terms and conditions of this Agreement.

          3.05 CLOSING BALANCE SHEET.  The determination of the Cash Portion of
               ---------------------
the Purchase Price is to be based on the Acquisition Date Balance Sheet which the parties intend that Seller shall cause to be delivered to Buyer within 60 days of the Effective Date as more particularly provided in Section 3.06 below. In order to allow Closing to occur prior to delivery of the Acquisition Date Balance Sheet, the parties have agreed that Closing shall occur based on the Balance Sheet for Seller as of December 31, 1995 (the "Closing Balance Sheet") to be prepared by Seller setting forth the assets and liabilities of Seller as of that date. The Closing Balance Sheet shall be prepared in accordance with GAAP and in the manner consistent with the internal accounting principals, practices and procedures used by Seller in connection with the preparation of the June 30, 1995 Balance Sheet of Seller identified in Schedule 4.03, provided, however, Seller shall also deliver at Closing, together with the Closing Balance
Sheet, a statement from Seller's chief financial officer setting forth any differences in the accounting principles, practices and procedures that will be applicable to the Acquisition Date Balance Sheet from the Closing Balance Sheet. At Closing, the Cash Portion of the Purchase Price shall be computed based on the Closing Balance Sheet, adjusted as provided in Section 3.02 as though the Closing Balance Sheet was the Acquisition Date Balance Sheet, and the amount so computed, less $500,000.00 (the "Deferred Sum") paid at Closing. The Deferred Sum adjusted as appropriate shall be payable upon delivery of the Acquisition Date Balance Sheet.

          3.06 ACQUISITION DATE BALANCE SHEET.  As soon as practical after the
               ------------------------------
Closing, but in any event within 60 days after the Effective Date, Seller shall deliver to Buyer the Acquisition Date Balance Sheet, which shall be as of the Effective Date, certified by Seller's Auditors, together with a supplemental schedule, certified by Seller's chief financial officer and reviewed by Seller's Auditors, setting forth in reasonable detail the adjustments necessary to be made to such Acquisition Date Balance Sheet to arrive at the Adjusted Net Assets and the Adjusted Liabilities as provided in Sections 3.02(b) and 3.02(c) above.

          3.07 PAYMENT OF THE DEFERRED AMOUNT.  Upon delivery of the Acquisition
               ------------------------------
Date Balance Sheet and the application of the provisions of Sections 3.02 and
3.04 above, the Deferred Sum, increased or decreased as the case may be to provide for the proper payment of the Cash Portion, shall be paid by Buyer to Seller, by wire transfer of immediately available funds.

     4.   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDER.  Except
          ------------------------------------------------------------
as otherwise set forth in the Disclosure Schedules annexed hereto and identified by reference to this Section and subsections hereof, Seller and Shareholder, jointly and severally, represent and warrant to Buyer and SSET, and agree as follows:

          4.01 ORGANIZATION; CORPORATE POWER; QUALIFICATION.  Seller is a
               --------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business as a foreign corporation, and is in good standing in the State of Arizona, which is the only state where the nature of the business, or the character and location of the properties owned or leased by the Seller makes qualification of it as a foreign corporation necessary. Seller has all requisite corporate power and authority to own, lease or hold its rights, properties and assets and to conduct its business as it is now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

          4.02 AUTHORIZATION.  The execution and delivery of this Agreement and
               -------------
the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller, and by the Board of Directors of Shareholder and no other corporate proceedings on the part of the Seller or Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller and Shareholder enforceable in accordance with its terms. The execution and delivery of this Agreement by Seller and Shareholder, and the consummation of the transactions contemplated hereby do not and will not (i) violate any statute, regulation, rule, judgment, order, decree, law, or other restriction of any governmental agency or court to which Seller or Shareholder is subject, (ii) conflict with any other provisions of Seller's Articles of Incorporation or By-Laws, or (iii) (subject to obtaining consent of Shareholder's lender and bond holders) conflict with, result in the breach of or constitute a default under any indenture, mortgage, agreement, lease or other instrument to which Seller is a party, or to which Seller or the business or assets of Seller is subject. No consent, approval or authorization by or notice to any governmental authority or any other person is required in connection with the execution, delivery or performance by Seller or Shareholder of this Agreement or the transactions contemplated hereby, except, however, that any consents of third persons required to assign the contracts in process identified in Section 2.03 may not have been obtained.

          4.03 FINANCIAL STATEMENTS.  Attached hereto as Schedules 4.03.1,
               --------------------
4.03.2, 4.03.3 and 4.03.4 are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income (loss) and cash flow as of and for the fiscal years ended June 30, 1993, 1994 and 1995 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited balance sheet and statement of income and cash flow of Seller as and for the six month period ended December 1995 (the "Most Recent Fiscal Month End"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller as of such dates and the results of operations of the Seller for such periods in all material respects, and are consistent with the books and records of the Seller (which books and records are correct and complete) provided, however, the most recent Financial Statements are subject to normal year-end adjustments.

          4.04 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END.  Since the Most
               ------------------------------------------------
Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations, or to the Knowledge of Seller, future prospects of Seller, except as may be otherwise disclosed on a Schedule annexed hereto. Without limiting the generality of the foregoing, since that date, unless otherwise disclosed in a Schedule annexed hereto:

               (a) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (b) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 outside the Ordinary Course of Business;

               (c) No party (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which Seller is a party or by which it is bound;

               (d) Seller has not imposed any Security Interest upon any of its assets, tangible or intangible (other than those already in existence);

               (e) Seller has not made any capital expenditure in excess of $100,000 per capital expenditure or outside the Ordinary Course of Business;

               (f) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

               (g) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or in the aggregate;

               (h) Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business where such delay or postponement would have a material adverse effect on the operations of the business of Buyer (material adverse effect meaning a Liability in excess of $100,000);

               (i) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

               (j) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (k) There has been no change made or authorized in the charter or By-Laws of Seller;

               (l) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (m) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its property where such damage, destruction or loss would have a material adverse effect on the operations of the business of Buyer (material adverse effect meaning a Liability in excess of $100,000);

               (n) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, or employees outside the Ordinary Course of Business;

               (o) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, outside the Ordinary Course of Business;

               (p) Seller has not granted any increase in the base compensation or bonus, or fringe benefit payments of any of its top five executive officers;

               (q) Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its top five executive officers (or taken any such action with respect to any other Employee Benefit Plan);

               (r) Seller has not made any other change in employment terms for any of its top five executive officers;

               (s) There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Seller; and

               (t)  Seller has not committed to any of the foregoing.

          4.05      [Intentionally omitted.]

          4.06 LEGAL COMPLIANCE.  To Seller's Knowledge, Seller and any
               ----------------
predecessors and Affiliates have complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, where failure to so comply would have a material adverse effect on Seller' business taken as a whole.

          4.07 TAX MATTERS.  Seller and Shareholder have made adequate provision
               -----------
for the payment of all Taxes of Seller for any matter and for all periods arising prior to the Closing Date.

          4.08 REAL PROPERTY.  Seller has, or will have as of the Closing Date,
               -------------
obtained all consents necessary for the entering into of the Sublease for the portion of the real property therein described. With respect to such Sublease and the real property therein described, except as disclosed in a schedule annexed hereto:

               (a) To Seller's Knowledge, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

               (b) To Seller's Knowledge, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the property that is to be made part of the Sublease (it being understood that Seller may sublease, lease or otherwise dispose of the leasehold interest in the property that is not subject to the Sublease);

               (c) There are no parties (other than the Seller) in possession of the parcel of real property that is to be Subleased to Buyer (it being understood that Seller may sublease, lease or otherwise dispose of the leasehold interest in the property that is not subject to the Sublease); and

               (d) The schedule annexed hereto describes the instruments or agreements comprising the Premises Lease and true and complete copies of all such instruments and agreements have heretofore been delivered by Seller to Buyer.

          4.09 INTELLECTUAL PROPERTY.
               ---------------------

               (a) Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used by Seller in the operation of the businesses of the Seller as presently conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder;

               (b) To Seller's knowledge, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Persons, and to Seller's knowledge none of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller have, within the past three years, received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any Person). To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller; and

              (c) The Schedule annexed hereto identifies: (i) all present products of Seller and any under development by Seller (and any other Person engaged by Seller), including, but not limited to, all modem products, all protective switch products, and all network management control products, (ii) each patent or registration which has been issued to Seller with respect to any of its Intellectual Property, (iii) each pending patent application or application for registration which Seller has made with respect to any of its Intellectual Property, and (iv) each license, agreement, or other permission which Seller has granted to any Person with respect to any of its Intellectual Property. The annexed Schedule also identifies each trade name or unregistered trademark used by Seller in connection with any of its businesses.

          4.10 TANGIBLE ASSETS.  Seller owns or leases all buildings, machinery,
               ---------------
equipment, and other tangible assets for the conduct of its businesses as presently conducted. Each such tangible asset is accepted by Buyer "As Is".

          4.11 INVENTORY.  The inventory of the Seller consists of raw materials
               ---------
and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which will be transferred by Seller to Buyer "As Is", except, however, the transfer of such inventories in "As Is" condition will not modify the obligations of the parties under Section 7.01.

          4.12 CONTRACTS.  The Schedule annexed hereto lists the following
               ---------
contracts and other agreements to which the Seller is a party:

               (a) Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

               (b) Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 90 days, result in a loss to the Seller or involve consideration in excess of $100,000;

               (c) Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               (d) Any material agreement (meaning a Liability in excess of $100,000) concerning confidentiality or noncompetition;

               (e) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (f) Any collective bargaining agreement;

               (g) Any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

               (h) Any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; and

               (i) Any other agreement or group of related agreements which both
(i) involves consideration in excess of $100,000, and (ii) a default or termination which could have a material adverse effect on the business, financial condition, operations, or results of operations of Seller.

          4.13 NOTES AND ACCOUNTS RECEIVABLE.  All notes and accounts receivable
               -----------------------------
of the Seller are reflected properly on the books and records of Seller, are valid receivables, collectible at their recorded amounts, and subject only to the reserve for bad debts set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

          4.14 INSURANCE.  The Schedule annexed hereto sets forth the following
               ---------
information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage:

               (a) The name, address, and telephone number of the agent;

               (b) The name of the insurer, the name of the policyholder, and the name of each covered insured;

               (c) The policy number and the period of coverage;

               (d) The scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (e) A description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) to Seller's Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding and enforceable by Seller (but is not assignable by Seller to Buyer) following the consummation of the transactions contemplated hereby; (C) neither Seller nor (to Seller's Knowledge) any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to Seller's Knowledge no party to the policy has repudiated any provision thereof. Seller has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

          4.15  LITIGATION.  The Schedule annexed hereto sets forth each
                ----------
instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party or to Seller's Knowledge is threatened to be made a party to any action, suit proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in such Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Seller.

          4.16 PRODUCT WARRANTY.  No product manufactured, sold, leased, or
               ----------------
delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Schedule annexed hereto includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions).

          4.17 PRODUCT LIABILITY.  Seller, to Seller's Knowledge, has no
               -----------------
Liability (and, to Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, compiling claim, or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

          4.18 EMPLOYEES.  Except as disclosed in the Schedule annexed hereto,
               ---------
to the Knowledge of Seller and the directors and officers of the Seller (excluding for this purpose the top five executive employees of Seller), no executive, key employee, or group of employees has any plans to terminate employment with Seller or with Buyer after the Closing. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller and the directors and officers (and employees with responsibility for employment matters) of the Seller have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

          4.19 EMPLOYEE BENEFITS.  The Schedule annexed hereto lists each
               -----------------
Employee Benefit Plan that Seller maintains or to which Seller contributes.

               (a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws;

               (b) All required reports and descriptions have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met, in all material respects, with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

               (c) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

               (d) To Seller's Knowledge, neither the Seller, Shareholder nor the other members of the Controlled Group of Corporations that includes the Seller and Shareholder has withdrawn from, or failed to make any required contributions to, any Multiemployer Plan; and

               (e) To Seller's Knowledge, except as listed on Schedule 4.12, paragraph (e), neither the Seller nor Shareholder maintains or has maintained or contributes, has contributed, or has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents.

          4.20 ENVIRONMENT HEALTH AND SAFETY.
               -----------------------------

               (a) Each of the Seller and its Affiliates has complied in all material respect with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Seller and its Affiliates has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws; and

               (b) To the Knowledge of Seller, Seller has no Liability (and none of the Seller and its Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

          4.21 BROKERS.  Neither Seller nor Shareholder has retained any broker
               -------
or finder with respect to the transactions contemplated by this Agreement.

          4.22 MISAT.  Schedule 4.22 annexed hereto sets forth each instrument
               -----
or agreement reflecting any marketing, sales or other product related agreements between MISAT and Seller.

          4.23 DISCLOSURE.  The representations and warranties contained in this
               ----------
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

          4.24 INVESTMENT.  The Seller (i) understands that SSET Securities have
               ----------
not been, and will not prior to issuance be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the SSET Securities solely for its own account for investment purposes, and not with a view to the distribution thereof (except to the Shareholder), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning SSET and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the SSET Securities, (v) is able to bear the economic risk and lack of liquidity inherent in holding the SSET Securities, (vi) understands that the Warrant and certificates representing Common Stock will contain on their face restrictive legends, and (vii) is an Accredited Investor.

     5.   REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SSET.  Except as
          ----------------------------------------------------
otherwise set forth in the Disclosure Schedules annexed hereto and identified by reference to this section and subsections hereof, SSET and Buyer, jointly and severally, represent and warrant to Seller and Shareholder, and agree as follows:

          5.01 ORGANIZATION; CORPORATE POWER; QUALIFICATION.
               --------------------------------------------

               (a) SSET is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SSET is duly qualified to do business and is in good standing as a foreign corporation in the states of California and Virginia, which are the only states where the nature of the business, or the character and location of the properties owned or leased by SSET makes qualification of it as a foreign corporation necessary. SSET has all requisite corporate power and authority to own, lease or hold its rights, properties and assets, and to conduct its business as it is now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby; and

               (b) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is, or as of the Closing Date will be, qualified to do business as a foreign corporation, and in good standing in the State of Arizona. Buyer has all requisite corporate power and authority to own, lease or hold its rights, properties and assets, and to conduct its business as it is now being conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

          5.02 AUTHORIZATION.
               -------------

               (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of SSET and Buyer, including the execution and delivery of the Registration Rights Agreement and the issuance of the SSET Securities by the Board of Directors of SSET, and the execution and delivery of the Sublease by the Board of Directors of Buyer, and no other corporate proceedings on the part of SSET or Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of SSET and Buyer enforceable in accordance with its terms. The execution and delivery of this Agreement by SSET and Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) violate any statute, regulation, rule, judgment, order, decree, law, or other restriction of any governmental agency or court to which SSET or Buyer is subject, (ii) conflict with any other provisions of the Articles of Incorporation or By-Laws of SSET or Buyer, or (iii) conflict with, result in the breach of or constitute a default under any indenture, mortgage, agreement, lease or other instrument to which SSET or Buyer is a party, or to which SSET or Buyer or the business or assets of SSET or Buyer is subject. No consent, approval or authorization by or notice to any governmental authority or any other person is required in connection with the execution, delivery or performance by Seller or Buyer of this Agreement or the transactions contemplated hereby; and

               (b) The shares of SSET Common Stock to be delivered by Buyer to Seller at Closing, when delivered, will be duly and validly issued, fully paid and nonassessable, and the Warrant will be duly and validly issued, and upon payment of the exercise price, shares of SSET Common Stock issued thereunder will be duly and validly issued, fully paid and nonassessable. Buyer represents and warrants that it has full power, title and authority to deliver the SSET Securities free and clear of any liens or encumbrances of any kind. SSET, by its execution of this Agreement, further acknowledges, represents and warrants that the issuance of SSET Securities by SSET to Seller is done on behalf of Buyer's obligation to deliver the same as part of the Purchase Price.

               SSET and Buyer represent that the SSET Securities delivered to Seller represent a capital contribution to, or an investment in Buyer made by SSET in the formation of Buyer as SSET's wholly-owned subsidiary with the right and authority of Buyer to deliver the SSET Securities as part payment of the Purchase Price.

          5.03 INFORMATION PROVIDED.  SSET has heretofore delivered to Seller
               --------------------
and Shareholder true and complete copies of forms 10-K filed by SSET with the Securities and Exchange Commission pursuant to provisions of the Securities Exchange Act for the fiscal year periods ended September 25, 1993, October 1, 1994 and September 30, 1995 (the "SSET 10K's"). The information contained in SSET's 10-K's is true and correct in all material respects as of the dates for which such information is provided. SSET's 10-K's contain, or there is incorporated therein by reference, audited consolidated balance sheets and statements of income, changes in stockholder's equity and cash flow as of and for the fiscal years ended September 25, 1993, October 1, 1994 and September 30, 1995 ("SSET's Financial Statements"). SSET's Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as described in the notes thereto), present fairly the financial condition of SSET and its subsidiaries as of such dates and the results of operations of SSET and its subsidiaries for such periods.

          5.04 NO MATERIAL CHANGE.
               ------------------

               (a) The authorized capital stock of SSET consists of 10 million shares of Common Stock, par value $.01 per share. The issued and outstanding shares of Common Stock, and the issued and outstanding options, warrants and commitments for issuance of shares, as of September 30, 1995, is accurately set forth in SSET's financial statements for the period ended September 30, 1995 (including notes thereto). Since September 30, 1995, SSET has not issued any additional shares of Common Stock and has not issued any options or warrants other than options granted under SSET's 1992 Stock Option Plan, issued in the Ordinary Course of Business;

               (b) Since September 30, 1995, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of SSET and subsidiaries, on a consolidated basis; and

               (c) Neither SSET nor any subsidiary is a party to any litigation or to the Knowledge of any director of officer of SSET, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court of quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction, or before any arbitrator which would result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of SSET or any subsidiary, on a consolidated basis.

          5.05 BROKERS.  Neither SSET nor Buyer has retained any brokers or
               -------
finders with respect to any transaction contemplated by this Agreement.

          5.06 DISCLOSURE.  The representations and warranties contained in this
               ----------
Section 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5 not misleading.

     6.   CLOSING.
          -------

          6.01 THE CLOSING.
               -----------

               (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of SSET, 8230 Leesburg Pike, Suite 710, Vienna, Virginia 22182, commencing at 10:00 a.m. (local time) on January 28, 1996, or at such other place and time after January 28, 1996 as Seller and Buyer may agree upon in writing (the "Closing Date"). The Closing shall be effective when all transactions required to be completed and all documents and funds required to be delivered or executed have been so completed, executed and delivered. If Closing is effected prior to January 30, 1996, then the purchase and sale as herein provided shall for all purposes be deemed to have occurred as of 11:59 p.m., January 28, 1996 (the "Effective Date");

               (b) By the written consent of the Parties, any of the dates set forth in the preceding subsection (a) may be postponed to later dates.

          6.02 SELLER'S OBLIGATIONS AT CLOSING.  At the Closing, Seller shall
               -------------------------------
deliver or cause to be delivered to Buyer:

               (a) All conveyances, certificates, affidavits, bills of sale, assurances, transfers, assignments, assumptions and consents, and any other documents necessary or reasonably required to effectively sell, assign and transfer the Acquired Assets and the Assumed Liabilities to Buyer, and to comply with the conditions of this Agreement;

               (b) The Sublease in duplicate originals executed by Seller;

               (c) The Closing Balance Sheet referenced in Section 3.05.;

               (d) The chief financial officer's certificate referenced in
Section 3.05;

               (e) The "Reassigned Accounts Receivable" schedule  referenced in
Section 6.04(c);

               (f) The officer's certificate referenced in Section 8.01(e);

               (g) The opinion of counsel referenced in Section 8.01(f);

               (h) The Seller's Auditor's letter referenced in Section 8.01(h);

               (i) The covenant and agreement not-to-compete referenced in
Section 8.01(i);

               (j) An initialed copy of the Allocation of Purchase Price Schedule referenced in Section 9.05; and

               (k) An initialed copy of the Guaranty Fund Amount as provided in
Section 10.01(b).

          6.03 OBLIGATIONS OF BUYER AND SSET AT CLOSING.  At the Closing, Buyer
               ----------------------------------------
shall deliver or cause to be delivered to Seller:

               (a) All assumptions and consents necessary or reasonably required to cause Buyer to effectively assume the Assumed Liabilities;

               (b) An executed duplicate original of the Sublease;

               (c) The Cash Portion of the Purchase Price computed in accordance with Section 3.02, less the Deferred Sum, pursuant to Section 3.05;

               (d) 200,000 shares of SSET Common Stock of which (i) 100,000 shares of Common Stock of SSET shall be represented by a single certificate, and
(ii) 100,000 shares of Common Stock of SSET (the "Adjustments Shares") shall be represented by five certificates for 20,000 shares each, which certificates shall bear on their face the legend set forth in Section 3.03;

               (e) A fully executed Warrant as required by Section 3.03(b), registered in the name of Seller;

               (f) a fully executed Registration Rights Agreement in the form of Exhibit B hereto;

               (g) The "Reassigned Accounts Receivable" schedule  referenced in
Section 6.04(c);

               (h) The officer's certificate referenced in Section 8.02(d);

               (i) The opinion of counsel referenced in Section 8.02(e);

               (j) An initialed copy of the Allocation of Purchase Price Schedule referenced in Section 9.05; and

               (k) An initialed copy of the Guaranty Fund Amount as provided in
Section 10.01(b).

          6.04 DELIVERIES BY THE PARTIES.  At the Closing, the Parties shall
               -------------------------
deliver or cause to be delivered:

               (a) The certificate signed by the Parties in duplicate original, one original to SSET and one original to Seller setting forth the amount, if any, of the Guaranty Fund as defined in Section 10.01;

               (b) SSET and Seller and Shareholder shall enter into the Registration Rights Agreement; and

               (c) If Buyer has elected the Cash Adjustment to the Cash Portion of the Purchase Price through the Reassigned Accounts Receivable as provided in
Section 3.02(d), the accounts receivable of Seller comprising the Reassigned Accounts Receivable will be scheduled and acknowledged in writing by Buyer and Seller, and such receivables shall be collected by Buyer for the account of Seller, as more particularly provided in Section 7.02(c).

          6.05 SUPPLEMENTAL CLOSING.  Upon delivery of the Acquisition Date
               --------------------
Balance Sheet and subject to the provisions of Sections 3.06 and 3.07, the Deferred Sum, increased or decreased as the case may be, to provide for the proper payment of the Cash Portion shall be paid Buyer to Seller, by wire transfer of immediately available funds. Buyer and Seller shall execute such instruments as may be necessary or reasonably required to reflect performance by the parties of their obligations under this Section 6.05.

     7.   ADJUSTMENTS TO PURCHASE PRICE AFTER THE CLOSING.
          -----------------------------------------------

          7.01 INVENTORIES.
               -----------

               (a) Not more than 40 days prior to the Effective Date, Seller shall take a physical inventory of the raw material, work-in-process and finished product inventories, such inventories to be observed by Seller's Auditors, and Seller shall deliver a valuation statement to Purchaser within 20 days of the taking of such inventories. The valuation statement shall contain a detailed listing and valuation of all such inventories, such valuation to be in accordance with the policies, practices and procedures employed by Seller in the preparation by Seller of Seller's Most Recent Fiscal Year End Financial Statements, subject to such adjustments, if any, as Seller's Auditors shall require in order for the Seller's Auditors to certify the Acquisition Date Balance Sheet;

             (b) Buyer shall be entitled to provide representatives to participate in and observe the taking of the physical inventory; and

             (c) The inventories so taken shall be valued at the lower of cost or realizable current market value. Seller agrees that realizable current market value will include all necessary reserves to fully write down all inventories which are not returnable to manufacturers for full credit, or are slow moving, obsolete, damaged or defective. Costs shall be based on the average cost method, approximating actual costs on the first-in, first-out basis. The inventories so taken and valued shall then be adjusted from the date of inventory taking to the Effective Date by the practices and procedures approved by Seller's Auditors so that the inventories to be included on the Acquisition Date Balance Sheet will be included thereon in accordance with GAAP, consistently applied.

          7.02 RECEIVABLES.
               -----------

               (a) Not later than 10 business days after the Effective Date, Seller shall deliver to Buyer a complete list of receivables from customers of Seller as of the Effective Date, setting forth the names, amounts, and invoice and other reference numbers for all such receivables, which Seller has elected to include on the Closing Balance Sheet. The customer receivables, as the same may be adjusted in the Acquisition Date Balance Sheet, subject to any reserves, including general and specific, that may be reflected on the Acquisition Date Balance Sheet, shall be subject to the further provisions of section (b) below;

              (b) For 180 days after the Closing, Buyer shall make reasonable effort consistent with its customary practices to collect the receivables which have been assigned to Buyer as part of the Acquired Assets. Subject to (c) below, at the end of such 180 period, Buyer may reassign any uncollected receivables to Seller, except any that have been specifically reserved, together with the related invoices and collection files. Seller shall reimburse Buyer in cash for the full amount of such reassigned receivables, together with interest at the Applicable Rate from the Date of Closing until the date of payment by Seller to Buyer, which such payment shall be within 5 days after such reassignment. Buyer and Seller agree that in the collection of accounts receivable Buyer shall, for the purposes of this subsection (b), apply the amounts collected from a customer to the oldest receivables due from that customer, notwithstanding any contrary designation that may have been made by such customer, provided, however, Buyer need not make such application of payment in respect to any receivable due from a customer where payment of an invoice due from the customer is being specifically withheld by such customer, pending the resolution of a warranty claim made by the customer or where payment is being refused because the customer has returned goods which were included in such invoice;

            (c) The 180 day period provided in (b) above shall be extended (i) for any receivable the nonpayment of which has been postponed by the customer pending the providing of warranty service, for the period during which Buyer is providing warranty service to such customer for the product or products subject to such receivable, and (ii) for any receivable backed by an enforceable letter of credit, for so long as the letter of credit is enforceable by Buyer; provided, however, no extension under
(i) or (ii) shall be for more than 90 days; and

               (d) Buyer shall collect for the benefit of Seller any Reassigned Accounts Receivable and shall, not less frequently than twice monthly, pay over to Seller all amounts collected by Buyer in respect to any Reassigned Accounts Receivable. The provisions for application of payments made by customers in respect to receivables set forth in the last sentence of the preceding paragraph
(b) shall apply to such Reassigned Accounts Receivable.

          7.03 WARRANTY RESERVES.  There shall be included on the Closing
               -----------------
Balance Sheet a reserve for warranty obligations due customers of Seller for products delivered prior to the Effective Date, and the amount thereof, as the same may be increased or decreased in the Adjustment Date Balance Sheet is referred to as the "Warranty Reserve" for application of the provisions of this
Section 7.03. If the expense incurred by Buyer during the 24 month period from the Effective Date (the "Warranty Expense"), determined as herein provided, exceeds the Warranty Reserve, Seller shall reimburse Buyer in cash for such excess warranty expense. The Warranty Expense incurred by Buyer in respect to RF and RF-related products shall be determined in accordance with the policies, practices and procedures employed by SSET in the providing of warranty for the products manufactured and delivered to customers of SSE Technologies Inc. and, in respect to modems, the warranty expense shall be determined in accordance with the policies, practices and procedures employed by Seller prior to Closing. Buyer shall not provide warranty service for a customer which Buyer expects will result in a charge to Warranty Expense in excess of $50,000 (for the same products to the same customer), without first giving 10 days prior written notice to Seller. If within such 10-day period Seller gives written notice to Buyer that the warranty claim is not within the Assumed Liabilities assumed by Buyer under Section 2.04(c), Buyer need not provide such warranty service and Seller shall fully indemnify Buyer for any loss or expense occasioned by Buyer's declining to provide such warranty service.

          7.04 ADJUSTMENT FOR INDEMNIFICATION.  Any amount for which a party
               ------------------------------
shall become entitled to recover from another party, determined within the 12 month period following the Closing Date, arising from the Indemnification provisions of Section 12, shall be considered an adjustment of the Purchase Price and so reported for tax and accounting purposes in accordance with the allocations provided in Section 9.05. The provisions of this Section 7.04 shall not be construed to modify or amend the rights of the parties in respect to Indemnification as provided in Section 12.

          7.05 CERTAIN EXPENSES OF SELLER'S AUDITORS.  Upon Seller's delivery of
               -------------------------------------
the financial statements required to be delivered under Section 9.02, Buyer shall promptly reimburse Seller one-half of the expenses incurred by Seller for payment to Seller's auditors for their services in connection with the financial statements required to be provided under 9.02, other than for expenses attributable to the Acquisition Date Balance Sheet, such reimbursement by Buyer to Seller not, however, to exceed $20,000.

     8.   CONDITIONS TO CLOSING.
          ---------------------

          8.01 CONDITIONS TO OBLIGATION OF THE BUYER AND SSET.  The obligation
               ----------------------------------------------
of the Buyer and SSET to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (a) The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (b) Seller and Shareholder shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

               (c) Seller shall have procured third party consents for assignment of the agreements scheduled in Section 4.12(b) in respect to each agreement with the (*) notation "preclosing consent to assignment required";

               (d) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and (iii) affect adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of the Seller;

               (e) Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above is satisfied in all respects;

               (f) Buyer shall have received from counsel to the Seller an opinion in form and substance reasonably acceptable to SSET addressed to the Buyer and SSET, and dated as of the Closing Date;

               (g) All actions to be taken by the Seller or Shareholder in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

               (h) (i) Seller's Auditors shall have delivered to Buyer a letter addressed to Buyer and SSET setting forth that such Auditors will provide the professional services necessary to permit compliance by Seller with the provisions of Section 9.02 below; and (ii) none of the information contained in the letter from Seller's Auditors in (i) shall disclose any matter unacceptable to Buyer;

               (i) Seller and Shareholder shall have executed and delivered to Buyer a covenant and agreement not-to-compete in the form of Exhibit D attached hereto; and

               (j) Buyer and SSET may waive any conditions specified in the foregoing provisions of this Section 8.01 if they execute a writing so stating at or prior to the Closing.

          8.02 CONDITIONS TO OBLIGATION OF THE SELLER AND SHAREHOLDER.  The
               ------------------------------------------------------
obligation of the Seller and Shareholder to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (a) The representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

               (b) Buyer and SSET shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

               (c) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (d) Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above is satisfied in all respects;

               (e) The Seller shall have received from counsel to the Buyer an opinion in form and substance reasonably acceptable to Seller addressed to the Seller and Shareholder, and dated as of the Closing Date;

               (f) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

               (g) No material adverse change to the business or assets of SSET; and

               (h) Seller and Shareholder may waive any condition specified in the preceding sections of this Section 8.02 if they execute a writing so stating at or prior to the Closing.

     9.   POST-CLOSING COVENANTS.
          ----------------------

          9.01 REGISTRATION RIGHTS IN RESPECT TO SSET SECURITIES.  At Closing,
               -------------------------------------------------
SSET and Seller and Shareholder shall enter into the Registration Rights Agreement in respect to the SSET Securities in the form annexed hereto as Exhibit B.

          9.02 DELIVERY BY SELLER OF CERTAIN FINANCIAL STATEMENTS AND DOCUMENTS.
               ----------------------------------------------------------------
Not later than 45 days after the Effective Date Seller, at Seller's expense (subject to partial reimbursement as provided in Section 7.05), shall cause to be delivered to SSET such Financial Statements, documents, exhibits and consents of or from Seller and Seller's Auditors as shall be necessary to permit SSET to provide the information required by Item 7 of form 8-K under the Exchange Act and Regulation S-X including (i) the financial statements of Seller for the periods and prepared as required under Regulation S-X, (ii) such additional information as shall be required to be provided by Seller or Seller's Auditors to allow for the inclusion of Seller's financial information in the pro forma financial information required pursuant to Article 11 of Regulation S-X, and
(iii) all required consents of Seller's Auditors.

          9.03 FURTHER ASSURANCES.
               ------------------

               (a) After the Closing, and for a period not to exceed 7 years, Seller shall from time to time at Buyer's request and expense for any out-of-pocket costs, including reasonable attorneys' fees, execute and deliver to Buyer or cause to be executed and delivered to Buyer such other action as Buyer may reasonably request so as more effectively to sell, assign and transfer to Buyer title to and possession of the Acquired Assets as provided in this Agreement or otherwise to consummate the transactions contemplated by this Agreement;

               (b) After the Closing, and for a period not to exceed 7 years, Buyer shall from time to time at Seller's request and expense for any out-of-pocket costs, including reasonable attorneys' fees, execute and deliver to Seller such other instruments of assumption as Seller may reasonably request so as more effectively to assume the Assumed Liabilities or otherwise to consummate the transactions contemplated by this Agreement; and

               (c) After Closing Buyer shall promptly remit to Seller any and all proceeds of the Reassigned Accounts Receivable referred to in Section 3.07 which may be received by Buyer.

          9.04 BOOKS, RECORDS AND INFORMATION.
               ------------------------------

               (a) Buyer agrees that all documents delivered to Buyer by Seller pursuant to this Agreement shall be open for inspection by representatives of Seller at any time during regular business hours for a period of 7 years (or for such longer period as may be required by law or governmental regulation) following the Closing and that Seller may during such period at its expense make such copies thereof as Buyer may reasonably request. Seller agrees that all documents and other tangible things that are retained by Seller pursuant to this Agreement and that are related to the business or the Acquired Assets and the Assumed Liabilities (including, without limitation, those books and records used in connection with the preparation of Tax Returns, the Financial Statements, the Closing Balance Sheet, the Acquisition Date Balance Sheet, and the financial information to be provided pursuant to Section 9.02) shall be open for inspection by representatives of Buyer at any time during regular business hours for a period of 7 years (or for such longer period as may be required by law or governmental regulation) following the Closing and that Buyer may during such period as its expense make such copies thereof as it may reasonably request;

               (b) Without limiting the generality of paragraph (a), neither Buyer nor Seller shall destroy or give up possession of any item referred to in paragraph (a) without first offering to the other the opportunity, at such other's expense (but without any other payment), to obtain the same. Each party shall promptly notify the other when it shall have no further need for such other party to maintain any of the items referred to in paragraph (a) and thereafter such other party shall be free to dispose of the same as it deems fit;

               (c) Each of Seller and Buyer shall use all reasonable efforts to afford the other access to (i) in the case of Seller, employees of Seller who remain employees of Seller following the Closing Date but are familiar with the Acquired Assets or the business of Seller, and (ii) in the case of Buyer, employees of Buyer who were previously employees of Seller, as such other shall reasonably request for its proper corporate purposes, including, without limitation, the defense of legal proceedings, the preparation and audit of Tax Returns, and for the purposes provided in Section 10.04. Such access may include interviews, assistance in the preparation of discovery requests (or responses thereto) and appearance at depositions or legal proceedings. All out-of-pocket expenses (including wage and salaries reasonably incurred by any party in connection with this paragraph (c)) shall be paid or promptly reimbursed by the party requesting such services;

               (d) Buyer agrees to assume responsibility for preparing the Forms W-2 and W-3 for the Buyer's employees who were formerly Seller's employees and whom Buyer has retained. Buyer also agrees to include an explanation for the difference between the amount shown on Form W-3 and the amount shown as having been paid on the Forms 941 filed for calendar year 1996, as required in revenue Procedure 84-77; and

               (e) Buyer and Seller shall each maintain in confidence all documents and other information not otherwise public which they may respectively acquire as a consequence of the exercise of their respective rights pursuant to this Section 9.04.

          9.05 ALLOCATION OF PURCHASE PRICE; VALUE OF CONSIDERATION.  SSET and
               ----------------------------------------------------
Seller have agreed that the consideration being paid by Buyer and SSET to Seller is allocable as set forth on Schedule 9.05 and the Parties shall complete and file an Internal Revenue Form 8594 in accordance with such allocation. Such allocation shall not have any effect on the preparation of the Closing Balance Sheet or the Acquisition Date Balance Sheet. The SSET Common Stock and Warrant shall be valued by the Parties as set forth on Schedule 9.05.

          9.06 GUARANTEES; POWERS; COLLECTION ACCOUNT AGREEMENT.
               ------------------------------------------------

               (a) As of the Closing Date, Buyer shall indemnify Seller, in a manner satisfactory to Seller in its reasonable discretion, against any claims, liabilities or expenses incurred by Seller with respect to the performance by Seller of its obligations under the guarantees, surety bonds and reimbursement obligations listed on Schedule 9.06 (the "Seller Guarantees"). Buyer shall take all actions necessary to replace the Seller Guarantees within 6 months after the Closing Date and to ensure that Seller has no remaining obligations under such Seller Guarantees after such time;

               (b) As of the Closing Date, Seller will revoke, and shall hereby be deemed to have revoked, all authorizations and powers of attorney of employees of Seller to act on behalf of Seller or the business of Seller;

               (c) For a period of thirty-two (32) days, Buyer may continue to permit customers to remit payment to the lock box maintained with First Interstate Bank, Phoenix, AZ. Seller shall instruct First Interstate Bank to automatically remit lock box receipts to Buyer's account with First Interstate as follows: SSE Datacom Acct. 0530-17444. Buyer shall cease using Seller's lock box on February 29, 1996.

     10.  PERFORMANCE ADJUSTMENT OF PURCHASE PRICE AND DISTRIBUTION.
          ---------------------------------------------------------

          10.01  ADJUSTMENT SHARES AND GUARANTY FUND.  The Parties agree that
                 -----------------------------------
shares of the Common Stock of SSET, and a sum of money which may become payable by Buyer to Seller, shall be subject to the provisions of this Section 10, such shares and money being the following:

               (a) 100,000 shares of the Common Stock of SSET issued by SSET (on behalf of Buyer, as part of the Purchase Price) to Seller, being the shares represented by five certificates for 20,000 shares each, delivered at Closing and described in Section 6.03(b) (the "Adjustment Shares"); and

               (b) An amount of money which Buyer may become obligated to pay to Seller (the "Guaranty Fund") computed in accordance with this subsection (b) and distributable as provided in Section 10.03. The Guaranty Fund shall be the amount, if any, by which the Market Price of a share of SSET Common Stock as of the Closing is less than $10.00 per share times 100,000. At Closing, Seller and Buyer shall jointly initial an agreed statement of the "Guaranty Fund" amount as determined pursuant to this Section 10.01(b).

          10.02  TWELVE MONTH PERFORMANCE.  The Parties agree that the
                 ------------------------
Adjustment Shares and the Guaranty Fund shall be distributed to Seller or Buyer based upon the following:

               (a) As used herein, "Gross Profit Margin" means the gross profit margin achieved by Buyer during the Measuring Period (as hereinafter defined) from the conduct by Buyer of Buyer's business in the Ordinary Course of Business consistent with the accounting practices, procedures and operations employed by Buyer, with the operations of Buyer conducted substantially the same as such operations had been conducted by Seller during the 12 month period prior to Closing, and with the product line of Seller as of the Closing and with such gross profit margin determined in accordance with GAAP for a manufacturing enterprise such as that conducted by Seller, to include all standard costs, manufacturing overhead, all variances and other costs of sale. It is the intent and agreement of the Parties that the determination of Gross Profit Margin during the Measuring Period shall be computed in a manner which fairly approximates the methods and procedures used by Seller in determining Seller's Gross Profit Margin for the comparative 12 month period prior to Closing;

               (b) Measuring Period means the period commencing on the first business day of the month in which the Closing Date occurred, and ending on the last business day of the eleventh month following the month in which the Closing occurred; and

               (c) "Target Gross Margin" means the achieving by Buyer during the Measuring Period of at least $4.463 million in Gross Profit Margin.

          10.03  DISTRIBUTION OF ADJUSTMENT SHARES AND GUARANTY FUND.
                 ---------------------------------------------------

               (a) Not later than 60 days after the end of the Measuring Period Buyer shall cause to be delivered to Seller Buyer's computation of the Gross Profit Margin, together with a certificate from an executive officer of Seller certifying that the determination of Gross Profit Margin has been made in accordance with the provisions of Section 10.3, and setting forth in reasonable detail the amounts supporting the computation of Gross Profit Margin (the "Buyer's Report"). Upon receipt by Seller of Buyer's Report, Seller shall be entitled to request and receive any information reasonably requested by Seller to permit Seller to review Buyer's computation of the Gross Profit Margin, and Seller shall have 30 days after receipt by Buyer of all information reasonably requested of Seller in which Seller may set forth any of Seller's objections (the "Seller's Notice") to Buyer's Report. If within 10 days of the receipt by Buyer of Seller's Notice Buyer and Seller are unable to resolve any differences, then the matter shall be submitted to the McLean, Virginia office of KPMG Peat Marwick, L.L.P. (the "Review Auditors") and the Review Auditors will conduct a review of all such information as they shall deem necessary with respect to the subject matter of the dispute and shall make a determination of the Gross Profit Margin, which determination shall be final, conclusive and binding on Seller and Buyer. If the determination of the Gross Profit Margin by the Review Auditors does not change the distribution of the Adjustment Shares and Guaranty Fund from that which would have been distributed based on Buyer's Report, then the costs and expenses of the Review Auditors shall be borne entirely by Seller. As a condition to serving as Review Auditors, immediately prior to its appointment KPMG Peat Marwick shall deliver to Seller a letter certifying that such auditors have no prior or existing client relationship with SSET or its affiliates. If the determination of Gross Profit Margin by the Review Auditors increases the amount of Adjustment Shares to be delivered to Seller from that which would have been delivered to Seller under Buyer's Report, then the entire cost of the Review Auditors shall be borne by Buyer;

               (b) Promptly following determination of the Gross Profit Margin by (x) the agreement of Buyer and Seller following receipt by Seller of Buyer's Report and a resolution of any dispute, or (y) delivery of the report of the Review Auditors, Buyer and Seller shall cause the Adjustment Shares and the Guaranty Fund to be distributed or retained, as the case may be, in accordance with the following:

               (i) if the Gross Profit Margin during the Measuring Period is equal to or greater than the Target Gross Margin, then all of the Adjustment Shares shall be retained by Seller. If the Gross Profit Margin is less than the Target Gross Margin, the number of the Adjustment Shares in Column II below shall be retained by Seller as corresponds to the Gross Profit Margin set forth in Column I:

       I.                                                      II.
Gross Profit Margin                               Number of Adjustment Shares
- -------------------                               ---------------------------
$4.463 million to $4.150 million                        100,000 Shares

If less than 4.150 million but more
   than 4.050 million                                    80,000 Shares

If less than 4.050 million but more
   than 3.950 million                                    60,000 Shares

If less than 3.950 million but more
   than 3.850 million                                    40,000 Shares

If less than 3.850 million but more
   than 3.750 million                                    20,000 Shares

If less than 3.750 million                                    0 Shares

               (ii) if any Adjustment Shares are retained by Seller, then for each Adjustment Share retained by Seller, Seller shall receive from Buyer the amount, if any, by which the Market Price as of the date that is one year after the Closing Date (the "First Anniversary") of a share of SSET Common Stock is less than $10.00 per share. The maximum amount payable by Buyer under the preceding sentence shall not, however, exceed the total amount of the Guaranty Fund; and

               (iii) any Adjustment Shares which Seller is not entitled to retain under (i) and (ii) above shall be promptly surrendered by Seller to Buyer, together with stock transfer power suitably endorsed by Seller to permit transfer of such shares to Buyer; and any portion of the Guaranty Fund not required to be paid by Buyer to Seller under (ii) above shall be retained by Buyer.

      10.04  COVENANTS OF THE PARTIES.
             -------------------------

               (a) From the Closing Date through 30 days after termination of the Measuring Period, Seller and Shareholder shall be entitled to receive and shall receive from Buyer monthly and quarterly financial statements of Buyer and shall be entitled to have reasonable access to senior management of Buyer, for the purposes of being reasonably informed as to any aspect of the business of Buyer that will impact Buyer's Gross Profit Margin.

               (b) Not earlier than 30 days prior to the last business day of the month in which the Measuring Period terminates, as provided in Section 10.2(b), Buyer shall cause a physical inventory of Buyer's inventories to be taken, all such inventories to be taken and valued by application of the same procedures provided in Section 7.01. Buyer shall give Seller not less than 10 days prior written notice of the dates for the taking of such inventories, and Seller shall be entitled to provide representatives of Seller to participate in and observe the taking of the physical inventory.

     11.  EMPLOYMENT AND EMPLOYEE BENEFITS.
          --------------------------------

          11.01  OFFER OF EMPLOYMENT.  Except as otherwise set forth in Schedule
                 -------------------
11.01, Buyer shall offer, on terms and conditions determined by Buyer, employment to the employees of the Seller (the "Employees"), which terms and conditions will include, among other things, the requirement that certain of such persons will execute in connection with such employment the confidentiality and nondisclosure agreement customarily used by SSET for its employees. Buyer's employment of any such employees who accept such offer will commence at the Closing Date.

         11.02  ALLOCATION OF EMPLOYEE BENEFIT RESPONSIBILITIES.
                -----------------------------------------------

               (a) Except as otherwise provided in this Section 11, (i) Seller shall pay, discharge and be responsible for payment of any and all medical and dental insurance benefits (including any such benefits provided under any Employee Benefit Plan) arising out of or relating to the employment of any employees of Seller prior to or on the Closing Date other than any accrued employee compensation and benefits reflected on the Closing Balance Sheet (or the Acquisition Date Balance Sheet); and (ii) Buyer shall pay, discharge and be responsible for all compensation and benefits (in accordance with Buyer's benefit plans), including holiday pay for January 1, 1996, arising out of or relating to the employment of any Employees by Buyer after the Closing Date and any accrued employee compensation and benefits reflected on the Closing Balance Sheet or, if applicable, Acquisition Date Balance Sheet;

               (b) In furtherance of the foregoing, (i) Seller shall pay, discharge and be responsible for any and all claims incurred on or prior to the Closing Date by any employees of the Seller and their dependents under its medical and dental coverage plans, programs, policies and arrangements, and (ii) Buyer shall be responsible for claims incurred by the Employees and their dependents under Buyer's benefit plans after the Closing Date. For purposes of this paragraph (b), a medical or dental claim shall be deemed to be incurred when the services or supplies relating to the event that is the subject of the claim were performed or provided, except in the case of injuries, in which case the claim shall be deemed to be incurred at the time of the injury;

               (c) Buyer agrees to administer COBRA requirements for terminated employees of Seller;

               (d) Seller agrees to perform all obligations required under Part 6 of Subtitle E of Title I of ERISA and Section 4980B of the Code with respect to each "group health plan" (as defined in the Code and ERISA) with respect to events occurring on or before the Closing Date; and

               (e) Buyer shall credit, for purposes of vesting and eligibility to participate under Buyer's 401K plan, all service of the transferred employee with the Seller.

       11.03  SEVERANCE PAYMENT OBLIGATION.
              -----------------------------

               (a) Seller shall be liable for any severance pay to which any employee or former employee of Seller becomes entitled or claims to be entitled as a result of (i) events occurring on or prior to the Closing Date, (ii) the consummation of the transaction contemplated by this Agreement, (iii) a failure of Buyer to offer employment to the excluded employee listed on Schedule 11.01, or (iv) a rejection by such employee of Buyer's offer of employment for whatever reason. Buyer shall incur as of and after the Closing Date any liabilities, responsibilities and obligations for severance, termination indemnity, salary continuation or other payments, liabilities or benefits relating to any employee of Buyer arising after the Closing Date; and

               (b) So long as Buyer complies with Section 11.01, Seller shall not take, and represents that to the best of its Knowledge it has not taken, any action to authorize the payment of any severance or termination benefits to any Employee of Seller as a result of Buyer's acquisition of the business.

       11.04  WORKERS' COMPENSATION.  Seller shall be liable, to the extent
              ---------------------
provided by law, with respect to any injuries, illnesses or other condition arising out of and in the course of employment of employees of Seller on or prior to the Closing Date, for any workers' or workmens' compensation and for any damages payable as a result of any related civil suits or proceedings, except to the extent of any accrual on the Acquisition Date Balance Sheet as to which Buyer shall be liable to the extent of such accrual. Buyer shall be liable for all such workers' or workmens' compensation and damages payable in respect to injuries, illnesses or other conditions arising out of and in the course of employment by Buyer after the Closing Date (including the aggravation of any injuries, illnesses or other conditions attributable (in whole or in part) to events occurring prior to the Closing).

       11.05  EMPLOYEE INFORMATION.  Subject to any applicable legal
              --------------------
restrictions, Seller and Buyer shall provide each other, in a timely manner, with any information which the other may reasonably request with respect to any employee, his employment with and compensation from Seller or Buyer or rights or benefits under any Employee Benefit Plan or policy of seller or any employee benefit plan of Buyer.

       11.06  SELLER'S OBLIGATIONS UNDER RETIREMENT PLANS.  Seller shall take
              -------------------------------------------
such steps as are necessary to cause all Employee Pension Benefit Plans to provide that the employees of Seller shall be fully vested as of the Closing Date in the benefits accrued by the employees under such plans as of the Closing Date.

     12. INDEMNIFICATION.
         ---------------

         12.01  INDEMNIFICATION BY SELLER AND SHAREHOLDER.
                -----------------------------------------

               (a) From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Seller and Shareholder, jointly and severally, shall defend, indemnify and save SSET and Buyer, jointly and severally, and their directors, officers, employees and other affiliates (collectively, the "Buyer Group") harmless from and against any and all claims, actions, suits, demands, assessments, judgments, damages, losses, costs or expenses (including, without limitation, fines, penalties, punitive damages and attorneys' fees) (collectively, "Damages"), whether or not the result of any third party claim, actually incurred or suffered by the Buyer Group resulting from or arising out of any of the following:

                    (i) any breach of or inaccuracy in any representation or warranty of Seller or Shareholder that is contained in Section 4 of this Agreement;

                    (ii) any breach of failure to perform any covenant or agreement of Seller or Shareholder that is contained in this Agreement;

                    (iii) any loss or expense which Buyer incurs or would incur, if not indemnified by Seller, as the result of the assertion of any claim by any Person for any matter or event that occurred arising prior to the Closing Date which was not included as a Liability in the Acquisition Date Balance Sheet, where the payment of such claim would have resulted in a reduction of the Purchase Price had the amount of such claim been included in the Acquisition Date Balance Sheet;

                    (iv) the assertion of any claim against Buyer in respect to any Liability of Seller or arising from the conduct of Seller's business prior to the Closing Date which was not both (a) specifically disclosed by Seller to Buyer in this Agreement and the schedules hereto, and (b) assumed by Buyer as an Assumed Liability and included as a Liability in the Acquisition Date Balance Sheet including, by way of example and not by limitation, any liabilities arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, filing of Tax Returns and payment of Taxes, or violation of law;

                    (v) the failure or breach by Fairchild or Seller of any of their obligations or duties under the Premises Lease (including the guaranty thereof by Fairchild), or any of their obligations and duties under the Sublease;

                    (vi) any liabilities or loss sustained by Buyer as a result of any of the properties and equipment used in the business of Seller prior to the Closing Date, failing to have been free of asbestos, PCBs, methylene chloride, trichloroethylene, transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances;

                    (vii) any Liability for the payment of any commissions or other remuneration, or any liability to refund any monies to any person in connection with any revenues received by Seller prior to Closing, unless reflected, and then to the extent so reflected, on the Acquisition Date Balance Sheet;

                    (viii) any Liability arising from any of the matters disclosed in Schedule 4.15, except to the extent of reserves established for any such matter or matters or the Acquisition Date Balance Sheet; or

                    (ix) any of the Excluded Liabilities and Retained Assets;
and

               (b) Notwithstanding the foregoing, there shall be no liability to the Seller Group with respect to damages relating to clauses (i) through (vi) of the preceding sentence until, and then only to the extent that, the aggregate amount of Damages suffered by the Buyer Group relating to such clauses (i) through (vi) exceeds $50,000, plus the "Unused Reserves" (as hereafter defined). Further, Seller's and Shareholder's joint Liability for Damages relating to such clauses (i) through (viii) shall in no event exceed the Purchase Price, as adjusted. Seller acknowledges and agrees that in the event any Damages suffered by Buyer relate both to an Excluded Liability and a representation, warranty, covenant or agreement of Seller, the foregoing dollar limitation shall not apply to the portion of such Damages which relates solely to such Excluded Liability, and Seller shall be required to indemnify Buyer for the entire amount of the Damages which relate to such Excluded Liability.

               (c) As used in subsection (b) above, "Unused Reserves" means the aggregate amount of the Warranty Reserve and the reserves for doubtful accounts, as reflected on the Acquisition Date Balance Sheet, less the amount of such reserves which have been used or applied in accordance with the provisions of Sections 7.02 and 7.03.

          12.02  INDEMNIFICATION BY BUYER.  From and after the Closing, but
                 ------------------------
subject to the conditions and limitations set forth in this Agreement, Buyer and SSET, jointly and severally, shall defend, indemnify and save Seller and Shareholder and their directors, officers, employees and other affiliates (collectively, the "Seller Group") harmless from and against any and all Damages, whether or not the result of any third party claim, actually incurred or suffered by the Seller Group resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty of Buyer or SSET that is contained in this Agreement, (b) any breach or failure to perform any covenant or other agreement of Buyer or SSET that is contained in this Agreement, or (c) any of the Assumed Liabilities. Notwithstanding the foregoing, there shall be no Liability to the Seller Group with respect to Damages relating to clauses (a) or (b) of the preceding sentence until, and then only to the extent that, the aggregate amount of Damages suffered by the Seller Group relating to such clauses (a) or (b) under this Agreement exceeds $50,000. Further, Buyer and SSET's joint Liability for Damages shall not exceed the Purchase Price, as adjusted. The Seller acknowledges and agrees that the foregoing dollar limitation shall not apply to any Damages suffered by Seller relating to the Assumed Liabilities, and Buyer shall be required to indemnify the Seller Group for the entire amount of any Damages which relate solely to such Assumed Liabilities.

          12.03  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.
                 -----------------------------------------------------------
The representations, warranties and indemnification made by Seller and Buyer in this Agreement shall survive the Closing (regardless of any investigation made at any time by either party) for a period of 24 months after the Closing Date (except for any matter in respect to Taxes, which shall survive the Closing for the respective Statute of Limitations period relating to such taxes plus, in each case, 30 calendar days) and shall not be merged into any instrument delivered in connection with this Agreement; provided, however, that in each case any claim for indemnification based on a representation or warranty which was made in writing prior to the date on which such representation or warranty which is to terminate may continue and shall not be affected by such termination, provided that such claim is asserted in accordance with this Section 12.

         12.04  DEFENSE OF CLAIMS; PAYMENT.
                -------------------------

               (a) Promptly, but in any event not later than 30 calendar days, after receipt by any member of the Buyer Group, on the one hand, or any member of the Seller Group, on the other hand (in any such case, the "Beneficiary"), of notice of any claim or potential claim or the commencement of any action by any person that is not a party to this Agreement or a member of the Buyer Group or the Seller Group (a "Third Party Claim"), which could give rise to a right to indemnification pursuant to Section 12.01 or 12.02, the Beneficiary shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Third Party Claim in reasonable detail;

               (b) If the Indemnitor acknowledges in writing that it would be required to indemnify the Beneficiary against a Third Party Claim which is the subject of a notice provided pursuant to Section 12.04(a), then the Indemnitor shall have the right, at its option, to participate in or, by giving written notice to the Beneficiary, to elect to assume the defense of such Third Party Claim, at the Indemnitor's own expense and by its own counsel (who shall be reasonably satisfactory to the Beneficiary). If the Indemnitor shall undertake to assume the defense of any Third Party Claim, it shall promptly notify the Beneficiary of its intention to do so, and the Indemnitor shall not be liable for any attorney's fees and expenses subsequently incurred by the Beneficiary in connection with the defense thereof; provided, however, that the Indemnitor has taken reasonable steps necessary to defend diligently such Third Party Claim.
If the Indemnitor fails to promptly assume the defense of the Third Party Claim or if it fails to take reasonable steps to defend diligently such Third Party Claim, the Beneficiary may assume its own defense, and the Indemnitor shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Beneficiary shall cooperate fully with, and provide appropriate documentation as reasonably requested by the Indemnitor and its counsel in the compromise of, or defense against, any such Third Party Claim. In any event, the Beneficiary shall have the right, at its own expense except as otherwise provided in this Section 12.04, to participate in the defense of such Third Party Claim;

               (c) The Beneficiary may at any time notify the Indemnitor of its intention to settle or compromise any Third Party Claim which is the subject of notice provided pursuant to Section 12.04(a), but shall not settle or compromise such Third Party Claim without the consent of the Indemnitor. Any settlement or compromise of any Third Party Claim in accordance with the preceding sentence, or any final judgment or decree entered on or in any Third Party Claim which the Indemnitor did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnitor as fully as if the Indemnitor had assumed the defense thereof and a final judgment or decree had been entered in such Third Party Claim, or with regard to such Third Party Claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. If the Beneficiary adjusts, settles or compromises any Third Party Claim without the prior written consent of the Indemnitor, the Beneficiary shall thereby waive any right to indemnity therefor by the Indemnitor;

               (d) Any claim by a Beneficiary on account of damages that does not result from Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Beneficiary becomes aware of such Direct Claim. The remedies available to the Beneficiary for any Direct Claim shall remain subject to the applicable terms and provision of this Section (including, without limitation, Section 12.03); and

               (e) A failure to give timely notice or to include any specified information in any notice as provided in Section 12.04(a), (b) or (d) or 12.05(b) will not affect the rights or obligations of any party hereunder except and only to the extent that (i) as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure, or (ii) such notice was not given within the time period specified in Section 12.03.

      12.05 DIRECT CLAIMS. Notwithstanding any other provisions of this Section
            -------------
12, if:

               (a) a Beneficiary suffers or may suffer Damages of the type for which it is entitled to indemnification under the provisions of Sections 12.01 or 12.02 (as applicable), subject to the limitation of damages set forth in Sections 12.01(b) and 12.02; and

               (b) the Beneficiary gives written notice of such claim to the Indemnitor, which notice must be given promptly after Beneficiary has knowledge of such claim, and in any event within the time periods specified in Section
12.03 and which notice must include the assertion by the Beneficiary that it is entitled to indemnification and a statement of the nature of the claim and the amount of Damages being asserted by the Beneficiary; and

               (c) such matter is not resolved by application of the provisions of Section 12.04, and the

Beneficiary and the Indemnitor are unable to resolve such claim within a period of sixty (60) days, then, within the time periods specified in Section 12.03 or within one hundred twenty (120) days after the Beneficiary notified the Indemnitor in writing of such claim (whichever period is longer), the Beneficiary may initiate an action to recover said Damages. In any action commenced pursuant to this Section 12.05, the prevailing party shall be entitled to recover reasonable attorney's fees and expenses and interest from the date of loss as determined by the court, with interest at the Applicable Rate .

      12.06  LIMITATIONS ON INDEMNIFICATION.
             ------------------------------

               (a) For all purposes of this Section 12, the amount of Damages, and the amount payable by an Indemnitor to a Beneficiary with respect thereto, shall be reduced to the extent of any insurance proceeds received or receivable by the Beneficiary with respect to such Damages. If the Beneficiary receives any such insurance proceeds after the Indemnitor shall have made any payment to the Beneficiary with respect to such Damages, the Beneficiary shall promptly return such payment to the Indemnitor to the extent of such insurance proceeds received. A Beneficiary shall use reasonable efforts to timely file claims for insurance and receive insurance proceeds with respect to any Damages sustained by such Beneficiary; and

               (b) Upon making any payment pursuant to Sections 12.01 or 12.02, the Indemnitor shall, to the extent of such payment, be subrogated to all rights of the Beneficiary against any third party that is not an affiliate of the Beneficiary against any third party that is not an affiliate of the beneficiary in respect to the Damages to which the payment relates; provided, however, that
(i) the Indemnitor shall then be in material compliance with its obligations under this Agreement in respect of such Damages, and (ii) until the Beneficiary recovers full payment of its Damages, any and all claims of the Indemnitor against any such third party on account of such payment will be subrogated and subordinated in right of payment to the Beneficiary's rights against such third party. Without limiting the generality of any other provision hereof, each such Beneficiary and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

     13.  TERMINATION; REMEDY FOR BREACH.
          ------------------------------

          13.01  TERMINATION OF AGREEMENT.  Certain of the Parties may terminate
                 ------------------------
this Agreement as provided below:

               (a) SSET and Fairchild may terminate this Agreement, effective as to all Parties, by mutual written consent at any time prior to the Closing;

               (b) SSET may terminate this Agreement by giving written notice to the Seller at any time prior to January 20, 1996, if Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Seller;

               (c) Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before January 20, 1996 by reason of the failure of any condition precedent under Section 8.01 (a) and (b) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (d) Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before January 30, 1996 by reason of the failure of any condition precedent under Section 8.02 (a) and (b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

          13.02  EFFECT OF TERMINATION.
                 ---------------------

               (a) If this Agreement is terminated pursuant to Section 13.01 (a) or (b), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party;

               (b) With respect to any breach set forth in Section 13.01 (c) or (d) above, each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement are not performed in accordance with their terms or otherwise are breached. Accordingly, the nonbreaching Parties, in addition to any other remedy to which they may be entitled, shall be shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof; or

               (c) If this Agreement is terminated pursuant to Section 13.01 (c) or (d) above, the nonbreaching Parties, in lieu of seeking the remedies provided for in subsection (b) above, may bring an action against the defaulting parties to recover such damages as may be proven, and the prevailing party shall be entitled to recover reasonable attorneys' fees and interest at the Applicable Rate.

     14.  MISCELLANEOUS.
          -------------

          14.01  NOTICES.  All notices, requests, demands, claims, and other
                 -------
communications hereunder will be in writing and shall be deemed to have been given upon receipt if given by hand, or three business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to SSET:         SSE Telecom, Inc.
                         Attention:  Daniel E. Moore, Executive
                            Vice President
                         8230 Leesburg Pike, Suite 710
                         Vienna, Virginia  22182

     If to Buyer:        SSE Datacom, Inc.
                         c/o SSE Telecom, Inc.
                         Attention:  Daniel E. Moore, Executive
                            Vice President
                         8230 Leesburg Pike, Suite 710
                         Vienna, Virginia  22182

     For notices to SSET or Buyer, copy to:

                         G. Donald Markle, Esquire
                         Hall, Markle, Sickels & Fudala, P.C.
                         4010 University Drive, Suite 200
                         Fairfax, Virginia 22030

     If to Fairchild:    The Fairchild Corporation
                         Attention:  President
                         300 West Service Road
                         Chantilly, Virginia  22021

     If to Seller:       Fairchild Data Corporation
                         c/o The Fairchild Corporation
                         Attention:  President
                         300 West Service Road
                         Chantilly, Virginia  22021

     If to VSI:          VSI Corporation
                         c/o The Fairchild Corporation
                         Attention:  President
                         300 West Service Road
                         Chantilly, Virginia  22021

          For notices to Fairchild, Seller or VSI, copy to:

                         David I. Faust, Esquire
                         Faust, Rabbach, Stanger & Oppenheim
                         488 Madison Avenue
                         New York, New York 10022


          14.02  HEADINGS; CONSTRUCTION.  The section headings contained in
                 ----------------------
this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Terms which are defined in this Agreement shall have the same meanings when used in the Exhibits and Schedules to this Agreement. Unless the context of this Agreement otherwise clearly requires, all pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the Person, Persons, Party or Parties may require.

          14.03  BULK SALES.  The Parties waive compliance with the bulk sale
                 ----------
law of any state which may be applicable to the transactions contemplated by this Agreement.

          14.04  INCORPORATION OF EXHIBITS AND SCHEDULES.  The Exhibits and
                 ---------------------------------------
Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          14.05  ENTIRE AGREEMENT. This Agreement and the agreements, documents
                 ----------------
and instruments to be delivered under it constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including without limitation any letter of intent which the Parties may have executed.

          14.06  GOVERNING LAW.  This Agreement shall be governed by and
                 -------------
construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflicts of law provision or rule (whether of the State of or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

          14.07  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.  No Party shall
                 ---------------------------------------
issue any press release or make any public announcement relating to the subject matter of this Agreement (prior to the Closing) without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure.

          14.08  SUCCESSION AND ASSIGNMENT.  This Agreement shall be binding
                 -------------------------
upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that (except for the Seller's obligation to transfer title to the Acquired Assets and Assumed Liabilities) each of Buyer and Seller may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer and Seller shall nonetheless shall remain responsible for the performance of all of their obligations hereunder). Notwithstanding the foregoing, nothing herein shall be deemed to limit Seller's rights to assign all rights hereunder as collateral for the benefit of Citicorp North America, Inc. (as Administrative Agent) ("Senior Lenders") under the bank credit agreements between Fairchild and its affiliates and their Senior Lenders.

          14.09  AMENDMENTS AND WAIVERS.  No amendment of any provision of
                 ----------------------
this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          14.10  SEVERABILITY.  Any term or provision of this Agreement that
                 ------------
is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          14.11  NO THIRD PARTY BENEFICIARIES.  This Agreement shall not
                 ----------------------------
confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

          14.12  COUNTERPARTS.  This Agreement may be executed in one or more
                 ------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          14.3   APPORTIONMENTS.  Local taxes and utilities shall be
                 --------------
prorated, adjusted and apportioned as of the Effective Date, in the manner hereinafter set forth:

               (a) Taxes: All real estate taxes, personal property taxes, sales and use taxes, payroll taxes, unemployment compensation and other local taxes (other than income taxes) shall be prorated as of the Effective Date, on the basis of current tax bills to be presented by Seller at Closing. In the event that current tax bills are not available at Closing, prorations shall be made post-Closing at such time as tax bills are available. Buyer shall continue to file tax returns for such taxes following Closing, in the same manner as such returns were filed by Seller prior to Closing. Seller shall establish reserves for such taxes in the Closing Date Balance Sheet. To the extent such reserves are inadequate to meet such tax obligations when returns are filed, Seller shall immediately pay such additional amounts for filing, and to the extent such reserves exceed such tax obligations, Buyer shall return such excess amount to Seller.

               (b) Utilities: Seller shall notify all utilities servicing the Leased Premises of the change of ownership and direct that all future billings for services rendered on or after the Effective Date be made to Buyer with no interruption of services. Any charges for utilities which are paid on a monthly basis shall be prorated as of the Effective Date. In the event the actual amounts for such charges are not known as of the Closing Date, such charges shall be prorated post-Closing once the actual charges become known.



                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                         SSE TELECOM, INC.



                         By: /s/ Daniel E. Moore
                            --------------------------------------

                         Title:  Executive Vice President
                               ----------------------------------


                         SSE DATACOM, INC.



                         By: /s/ Daniel E. Moore
                            ---------------------------------------

                         Title:  President
                               ----------------------------------


                         THE FAIRCHILD CORPORATION



                         By: /s/ Mike T. Tully
                            --------------------------------------

                         Title:  Vice President
                               ----------------------------------


                         FAIRCHILD DATA CORPORATION



                         By: /s/ Donald E. Miller
                            ---------------------------------------

                         Title:  Vice President
                               ----------------------------------


                         VSI CORPORATION



                         By: /s/ Mike T. Tully
                            --------------------------------------

                         Title:  Vice President
                               ----------------------------------


                  Signature Page to Asset Purchase Agreement